Exhibit 3.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ARTICLES OF AMENDMENT

Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, (the “Corporation”), hereby certifies to the State Department of Assessment and Taxation that:

FIRST, ARTICLE I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Retail Properties of America, Inc.

SECOND, the foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

THIRD, the undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 8th day of March, 2012.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Steven P. Grimes
Name:	Steven P. Grimes
Title:	Chief Executive Officer and President

ATTEST:

By:	/s/ Dennis K. Holland
Name:	Dennis K. Holland
Title:	Secretary